Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 2 to Registration Statement (Form S-8 No. 333-176940) pertaining to The Nielsen Company 401(k) Savings Plan of our reports dated February 19, 2016, with respect to the consolidated financial statements and schedules of Nielsen Holdings plc, and the effectiveness of internal control over financial reporting of Nielsen Holdings plc included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

June 29, 2016